        [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)]

                              June 27, 2000


Cash Station, Inc.
200 South Wacker
Suite 1000
Chicago, IL 60606

               Re:  SWCI Acquisition Corp. Merger
                    -----------------------------

Ladies and Gentlemen:

          We have acted as counsel to Cash Station, Inc., a Delaware corporation ("Company"), in connection with the contemplated merger (the "Merger") of SWCI Acquisition Corp., a Delaware corporation ("Merger Sub") and a direct wholly-owned subsidiary of Concord EFS, Inc., a Delaware corporation ("Parent"), with and into Company, with Company surviving as a wholly-owned subsidiary of Parent, pursuant to the Agreement and Plan of Merger, dated as of April 12, 2000, among Parent, Merger Sub and Company (the "Merger Agreement"). You have requested our opinion regarding whether the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.

          In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the Merger will be consummated in accordance with the Merger Agreement and such other documents, certificates and records and that statements as to factual matters contained in the Registration Statement and the Proxy Statement are true, correct and complete and will continue to be true, correct and complete through the Effective

Cash Station, Inc.
June 27, 2000
Page 2


Time. In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of Parent, Merger Sub and Company and have assumed that such statements and representations are true, correct and complete without regard to any qualifications as to knowledge or belief and will continue to be true, correct and complete through the Effective Time without regard to any qualifications as to knowledge or belief.

          For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Merger will qualify as a statutory merger under the laws of the State of Delaware.

          In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect our conclusions.

          On the basis of and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Code, and Parent and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated or assumed herein or of any subsequent changes in applicable law.

          We are furnishing this opinion in connection with the filing of the Registration Statement with the SEC, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

          We consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required

Cash Station, Inc.
June 27, 2000
Page 3


under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.


                                   Very truly yours

                                   /s/ Skadden, Arps, Slate, Meagher & Flom
                                        (Illinois)